File No. 333-33204

As filed with the Securities and Exchange Commission on May 11,
2000.



  SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


             PRE-EFFECTIVE
          AMENDMENT NO. 1 TO
               FORM  S-3

        REGISTRATION STATEMENT
                 UNDER
      THE SECURITIES ACT OF 1933



     ALPHA HOSPITALITY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware                                 13-3714474
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification Number)

          12 East 49th Street
       New York, New York 10017
            (212) 750-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          ROBERT STEENHUISEN
       Chief Accounting Officer
          12 East 49th Street
       New York, New York 10017
            (212) 750-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

             Copies to:

        HERBERT F. KOZLOV, ESQ.
   PARKER DURYEE ROSOFF & HAFT, P.C.
           529 Fifth Avenue
       New York, New York 10017
            (212) 599-0500

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

  SUBJECT TO COMPLETION, MAY 11, 2000

           3,300,000 Shares
     ALPHA HOSPITALITY CORPORATION
 Common Stock, par value $.01 per share

This prospectus relates to 3,300,000 shares of the common
stock, par value $.01 per share, of Alpha Hospitality Corporation
("Alpha" or "we").   The shares of common stock being offered by the
selling stockholder may be acquired by the selling stockholder upon conversion of up to 4,000 shares of Alpha's 7% Convertible Series D Preferred Stock held by it. Alpha will not receive any proceeds from the conversion of shares of the Series D preferred stock into shares of common stock or from the sale of shares of common stock by the selling stockholder.

         ----------------------

These securities involve a high degree of risk.  See "Risk
               Factors."


NEITHER THE SECURITIES AND EXCHANGE COMMISSION
NOR ANY STATE SECURITIES COMMISSION HAS APPROVED
OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.


The shares of common stock being offered by the selling stockholder have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus.

Alpha's common stock is listed for trading on The NASDAQ
SmallCap Market under the symbol "ALHY" and on the Boston Stock
Exchange under the symbol "ALH." On May 10, 2000, the closing bid price of Alpha's common stock, as reported by The NASDAQ
SmallCap Market, was $4.75 per share.


Alpha's executive offices are located at 12 East 49th Street, New York, New York 10017.
Its telephone number is 212-750-3500.

The date of this prospectus is May 11, 2000.

     [The following language is located on the left margin of the first page of preliminary prospectus.]

The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Alpha is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PROSPECTUS CONTAINS FORWARD LOOKING
              STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the use of the words "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


                                   TABLE OF CONTENTS


RISK FACTORS . . .                                                     3
Alpha may not be successful in acquiring or developing the business
opportunities it is considering. .                                     3
Unless Alpha successfully develops business operations, it may not be
able to meet its obligations.. . .                                     3
Alpha has a history of losses, and may never be profitable.            4
If Alpha develops new ventures, it may not have the management
expertise to be successful in them.. .                                 4
Alpha has significant outstanding indebtedness and other obligations, which may impair its ability to raise additional capital in the
future. . . . . . . . . .                                              4

OTHER CONSIDERATIONS . .                                               5

RECENT DEVELOPMENTS. . .                                               7

USE OF PROCEEDS. .                                                     7

SELLING STOCKHOLDER. . .                                               7

PLAN OF DISTRIBUTION . .                                               9

LEGAL MATTERS. . .                                                     10

EXPERTS. . . . .                                                       10

ADDITIONAL INFORMATION ABOUT ALPHA                                     11

DOCUMENTS INCORPORATED BY REFERENCE                                    11


No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus or incorporated by reference to this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Alpha. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that the information contained in this prospectus is correct as of any time subsequent to its date.

RISK FACTORS

     Before you decide to invest in Alpha's common stock being offered by this prospectus, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making your decision.

Alpha may not be successful in acquiring or developing the business opportunities it is considering.

Alpha must overcome significant obstacles before it can participate in the prospective gaming opportunities it has been considering in New York, Mississippi, Louisiana and Florida. For example:

          In New York, an arbitration proceeding is ongoing to determine the rights of Alpha's subsidiary, Alpha
          Monticello, to share in management fee and service fee income from the management of a proposed casino project contemplated to be located in Monticello, New
          York. Although a proposed settlement has been reached in principle and is in the process of being finalized, it is possible that no final settlement will be reached and the arbitration may continue. If a final settlement is not reached and the arbitrator does not rule in Alpha's favor, Alpha may be excluded from participating in the project. Also, recent legislation proposed by New York Governor
          George E. Pataki could, if enacted, affect the approval process for the construction and operation of casinos on Indian lands within New York State. Management of
          Alpha believes that this legislation, as currently proposed, would not affect the proposed Monticello project to be built on Indian lands. However, it is possible that when the legislature considers the proposal, it could amend the proposed legislation or otherwise adopt legislation that could adversely affect the proposed development of that project. Recent news reports have announced a purported agreement between the St. Regis
          Mohawk Tribe and Park Place Entertainment concerning management of casino projects in New York State. It is possible that the purported agreement could adversely affect the proposed development of the Monticello project.

          In Florida, Alpha may lose its proposed "cruise-to-nowhere" gaming opportunity if legislation introduced in the Florida legislature is enacted. The legislation, as proposed, being would have dramatically altered the current state law and would have imposed significant new restrictions or limitations on the "cruise-to-nowhere" industry. Alpha has been notified that the bill has been withdrawn from consideration by its sponsor and will not be brought to a vote. There can be no assurance that this legislation will not be resubmitted in the future and, if enacted, would not be detrimental to the industry.

          In Louisiana, Alpha is pursuing the acquisition of truck stops and video poker operations but has not yet reached an agreement with their owner. Although discussions are continuing, Alpha cannot assure you that it will succeed in acquiring these operations on acceptable terms, if at all.

Unless Alpha successfully develops business operations, it may not be able to meet its obligations.

Alpha currently has no operating business to generate income. Although Alpha's management believes it has sufficient cash resources to meet its general and administrative obligations for the next twelve months, Alpha's long-term ability to meet its general and administrative obligations will depend on its ability to do one or more of the following things:

    Achieve profits from the prospective gaming operations in New York, Mississippi, Louisiana or Florida;
    Achieve profits from operations of any other future business opportunities;
    Combine with an entity having sufficient cash flow to meet Alpha's obligations; or
    Obtain additional funds through financing activities.

     As of the date of this prospectus, Alpha has not entered into any arrangement to participate in any business ventures or purchase any assets, property or business, other than as previously disclosed or discussed elsewhere in this prospectus. Alpha cannot give any assurance that it will be able to generate enough funds through any of these activities to meet its general and administrative obligations.

Alpha has a history of losses, and may never be profitable.

     Since its inception, Alpha has suffered significant losses from operations. Alpha had losses from operations of approximately $5,763,000, $7,024,000, and $1,774,000 in the fiscal years ended
December 31, 1999, 1998 and 1997, respectively.  As of December
31, 1999, Alpha had an accumulated deficit of approximately
$75,993,000. Although Alpha received $3,900,000 in net proceeds from the sale of its Series D preferred stock in February 2000, these proceeds were designated for specific projects, including the "cruise to nowhere" in Florida and other gaming-related businesses or operations. To provide investors a positive return in the long-term, Alpha must develop or acquire profitable operations. There can be no assurance that Alpha will be able to develop or acquire profitable operations.

If Alpha develops new ventures, it may not have the management expertise to be successful in them.

     Alpha's affiliates and members of management have significant experience operating hotel and related hospitality ventures. Management has been concentrating its investigation of potential business acquisitions in these areas, including prospective gaming opportunities in New York, Mississippi, Louisiana and Florida. If
Alpha enters into another line of business, Alpha's management may find that it lacks necessary expertise in that business. Therefore, we cannot assure you that, if Alpha develops or acquires new lines of business, it will be profitable in those businesses.

Alpha has significant outstanding indebtedness and other obligations, which may impair its ability to raise additional capital in the future.

     Alpha's outstanding long-term indebtedness, excluding debt of Alpha's subsidiaries, consists of a note payable to an affiliate, Bryanston Group, Inc. The balance of this note on December 31,
1999 was approximately $1,407,000. No default or acceleration has occurred on this loan. Alpha cannot give any assurance that a default will not be declared in the future. Declaration of a default could have an adverse affect on Alpha's financial condition, business and/or operations.

     Alpha's chairman and chief executive, Stanley S. Tollman, has agreed to defer receiving his salary until January 1, 2001. Although the salary accumulates without interest, the total amount owed to Mr. Tollman at May 9, 2000 was approximately $1,618,750.
Mr. Tollman has been granted the right, subject to specific conditions, to convert up to $2,000,000 of this accumulated salary into shares of Alpha's common stock, at a price of $2.00 per share, no earlier than January 14, 2001, except in the case of his death or disability. There can be no assurance that Mr. Tollman will continue to defer receiving his salary after January 1, 2001. In the event that, after January 1, 2001, Mr. Tollman should insist upon payment of his deferred salary, the large payment of cash that would be required could have an adverse affect on Alpha's financial condition, business and/or operations.

     If either of these events were to occur, a large cash payment would be required and Alpha's resources would be reduced. With reduced resources, Alpha may find it more difficult to fund its operations or develop its proposed operations. Alpha may also find it more difficult to raise additional capital.

OTHER CONSIDERATIONS

Future sales of shares could potentially dilute your interest in Alpha's common stock.

          As of May 10, 2000, Alpha had 17,093,399 shares of common stock outstanding. Up to an additional 848,000 shares will be issued if holders of Alpha's publicly traded warrants choose to exercise them. Up to 3,300,000 shares may be issued upon conversion of the Series D preferred stock. One result of having a conversion price based upon the market price of Alpha's common stock is that if the market price of a share of Alpha's common stock is less than $6.00, the number of shares of common stock issuable upon conversion of the Series D preferred stock increases as the market price of the common stock decreases. If the market price of Alpha's common stock exceeds $6.00, the conversion price of the Series D preferred stock could be substantially below the market price of the common stock on the date of conversion.

     Similarly, holders of other series of preferred stock, other warrants and various stock options may from time to time exercise or convert their securities into common stock. Stanley S. Tollman, Alpha's chairman and chief executive officer, has been granted the right, subject to specific conditions, to convert up to $2,000,000 of deferred salary into Alpha's common stock at $2.00 per share, no earlier than January 14, 2001, except in the case of his death or disability. The number of shares of common stock referred to in this paragraph may be subject to increase to protect against dilution. If holders of these other securities exercise or convert them into shares of common stock or Mr. Tollman converts his deferred salary into shares of common stock, the increased number of shares available in the market would likely result in a lower price per-share for Alpha's common stock.

The market price of Alpha's common stock can be highly volatile.

          The average daily trading volume of Alpha's common stock has generally been light. The market price has been highly volatile and may not be indicative of the market price in a more liquid market. Therefore, the low volume may have had a significant effect on the historical market price of the stock. The market price of the stock could also be subject to significant fluctuations in response to a number of factors, not all of which may relate directly to Alpha's performance. Some of these factors are: the depth and liquidity of the market for the stock; public announcements by Alpha, its clients and competitors; investors' perception of Alpha; rumors; and general economic and other conditions.

Alpha cannot assure that there will be a public market in the future for its securities.

     Alpha cannot assure that its common stock will continue to be quoted on the NASDAQ SmallCap Market or listed on the Boston
Stock Exchange. Even if these quotations or listings continue, Alpha cannot assure there will be a significant public market. Among other requirements for continued listing on the NASDAQ SmallCap Market, a company must have at least $2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. Our common stock traded below $1.00 per share as recently as December 1998. The Boston Stock Exchange's maintenance criteria require a company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At December 31 ,1999, Alpha had total assets of $8,128,000 and stockholders' equity of approximately $2,761,000. In the event Alpha's common stock were delisted from the NASDAQ SmallCap Market, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board. Should this occur, an investor could find it more difficult to dispose of or obtain accurate quotations for the price of Alpha's securities

If Alpha's common stock is de-listed from Nasdaq, it may be considered a "penny stock".

          SEC regulations impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse. The relevant SEC regulations generally define "penny stocks" to include any non-Nasdaq equity security with a market price (as defined in the regulations) of less than $5 per share. Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's prior written consent to the transaction. Prior to any transaction in a penny stock covered by these rules, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the SEC. Broker-dealers must also make disclosure concerning commissions payable to both the broker-dealer and any registered representative and provide current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

          If Alpha's common stock were to be classified as a "penny stock," these rules may discourage broker-dealers from effecting transactions in Alpha's common stock or affect their ability to sell Alpha's securities. As a result, purchasers and current holders of Alpha's securities could find it more difficult to sell their securities.

Compliance with government regulations may be costly or disruptive our proposed operations.

          The prospective gaming operations that Alpha is pursuing are regulated by federal, state and local governmental authorities. We cannot assure you that we will be able to comply with current or future governmental regulations everywhere we may conduct business operations. Alpha may be required to incur substantial costs or interrupt its activities to comply with regulations. Present or future federal, state or local regulations may restrict Alpha's present and possible future activities. If Alpha is unable to comply with these or similar requirements, it could be subject to sanctions. Any sanctions could have a materially adverse effect upon Alpha's business.

Denial or loss of a gaming license would adversely affect Alpha's operations

          Generally, the applicable governing body in each state in which a casino operator conducts its business must find suitable or approve the casino operator and many of the key people employed by or associated with the operator. If any person associated with Alpha who is subject to approval or a determination of suitability fails, now or in the future, to be approved for a license or to remain qualified to hold a license, Alpha would have to disassociate itself from that person or Alpha could lose its license. The governing body almost always has broad discretion in granting, renewing and revoking licenses. Any denial, loss or suspension of any license would have a materially adverse effect on Alpha's gaming operations that require a license.

Alpha may compete in a highly competitive industry.

          Alpha's current operations include: the development of potential new gaming operations in New York, Mississippi and
Florida; the potential acquisitions of truck stop and gaming operations in Louisiana; and the acquisition or development of other business operations. The industries in which these operations would be conducted are highly competitive. Many of the potential competitors in these industries have significantly greater financial and other
resources than Alpha and more experience in the relevant industry.   It
is likely that this intense competition may limit the profitability of Alpha's operations or even render them unprofitable.

Alpha's previous gaming operations have been subject to seasonal fluctuations.

          The results of Alpha's former casino operations were seasonal. The seasonal nature of casino operations increased the risk that natural disasters or the loss of the casinos for any other reason during the season of greatest activity would have a material and adverse effect on Alpha's financial condition and results of operations. In the event that Alpha should again have operations in the gaming industry, Alpha's business could again be subject to similar fluctuations and risks.

Alpha's success is dependent upon the services of key officers

          Alpha's success is largely dependent upon the efforts of Stanley S. Tollman, its president and chief executive officer. Alpha does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Tollman. Although Mr. Tollman is only required to devote approximately 20% of his business time to the operations of Alpha, the loss of his services would have a material and adverse effect on Alpha's business and prospects.

Alpha's liability insurance may be insufficient.

          Alpha maintains and intends to maintain general liability insurance in amounts which management believes will be sufficient to cover casualty risks associated with the operation of its business.
These risks include fire, property damage, personal injury, liquor liability, etc. At present, Alpha is a defendant in one proceeding based upon the theory of "liquor liability" for the alleged service of alcohol to a customer. Alpha believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. However, Alpha cannot assure that its existing insurance will be adequate to cover any liabilities.


RECENT DEVELOPMENTS

          On April 24, 2000, Alpha announced that it had been made aware of a purported agreement between the St. Regis Mohawk Tribe and Park Place Entertainment, concerning management of casino projects in New York State.
          Alpha participates in a proposed casino project in Monticello, New York through its previously disclosed interest in Mohawk
Management, L.L.C.  Mohawk Management L.L.C. and Catskill
Development, LLC are reviewing the situation and have requested copies of all agreements between the Tribe and Park Place
Entertainment in order to determine the impact, if any, of these agreement(s) upon the Monticello project and the actions that should be taken to protect the interest of Mohawk Management, Catskill
Development and the Tribe.


                                    USE OF PROCEEDS


          The shares of common stock being offered for the account of the selling stockholder. Accordingly, Alpha will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. Alpha will not receive any proceeds upon the conversion of the Series D preferred stock. See "Selling Stockholder."


SELLING STOCKHOLDER

          All of the shares of common stock being offered subject to this prospectus are being offered by the selling stockholder named in the table below. The number of shares in the table represents the maximum number of shares that may be acquired by the selling stockholder upon conversion of the Series D preferred stock. As described below, the number of shares of common stock that the selling stockholder may actually acquire upon conversion may be less than the maximum. The selling stockholder will determine the actual number of shares of common stock that it will offer to sell, which may depend upon a number of factors, including the market price of the common stock at the time of sale.

Prior to the offering, the selling stockholder held 4,000 shares of Alpha's Series D preferred stock . The maximum aggregate number of shares of common stock issuable upon conversion of the Series D preferred stock is 3,300,000, all of which are being offered under this prospectus. As of the date of this prospectus, none of the Series D preferred stock has been converted into common stock. The Series D preferred stock may be converted at a price equal to the lesser of (i) $6.00 and (ii) the average of the two lowest last reported bid prices for the common stock on Nasdaq SmallCap Market during the 30 trading days preceding, but excluding, the date of conversion. The maximum number of 3,300,000 shares of common stock issuable upon conversion of the Series D preferred stock includes any shares of common stock issued, at Alpha's option, in payment of dividends on the Series D preferred stock.

The table below contains information furnished by the selling stockholder concerning the beneficial ownership of common stock of the selling stockholder as of the date of this prospectus, which information relates exclusively to the selling stockholder's holding of Series D preferred stock. We have assumed that the selling stockholder will sell the maximum number of shares of common stock into which the Series D preferred stock could potentially be converted based upon the conversation terms and limitations applicable to the Series D preferred stock and the table does not reflect the limitations on conversion of the Series D Preferred Stock described in the two paragraphs immediately following the table.




                          SHARES OF                            SHARES OF
                         COMMON STOCK      SHARES OF      COMMON STOCK OWNED
                           OWNED         COMMON  STOCK      AFTER OFFERING
                    ------------------   ----------------   ----------------
                      BEFORE OFFERING       OFFERED         NUMBER   PERCENT
                    ------------------   ----------------    -----    -------
 Societe Generale      3,300,000            3,300,000        0         0%


The number of shares of common stock issuable upon conversion of the Series D preferred stock is also limited by the certificate of designation for the Series D preferred stock. The certificate provides that the Series D preferred stock is convertible only to the extent that, upon conversion, the selling stockholder and its affiliates would beneficially own not more than 4.9% of the outstanding shares of common stock of Alpha and further limits the aggregate number of shares of common stock into which the Series D preferred stock may be converted during various periods while any shares of the Series D preferred stock are outstanding. Alpha may not waive this 4.9% ceiling on the number of shares that may be beneficially owned by the selling stockholder and its affiliates nor may Alpha waive the limitations on the aggregate number of shares of common stock into which the Series D preferred stock may be converted during certain periods while any shares of the Series D preferred stock are outstanding.

Under the certificate of designation, the selling stockholder may convert shares of Series D preferred stock into common stock in accordance with the following timetable:

         25% of the selling stockholder's original 4,000 shares of Series D preferred stock during the first 75 days following the issuance of the Series D preferred stock, which took place on February 8, 2000;

         an aggregate of 50% of the selling stockholder's original 4,000 shares of Series D preferred stock through the 150th day following the issuance of the Series D preferred stock;

          an aggregate of 75% of the selling stockholder's original 4,000 shares of Series D preferred stock through the 225th day following the issuance of the Series D preferred stock; and

         after that time, any remaining shares of Series D preferred stock.

One result of having a conversion price based upon the market price of Alpha's common stock is that if the market price of a share of Alpha's common stock is less than $6.00, the number of shares of common stock issuable upon conversion of the Series D preferred stock increases as the market price of the common stock decreases. If the market price of Alpha's common stock exceeds $6.00, the conversion price of the Series D preferred stock could be substantially below the market price of the common stock on the date of conversion.

To the extent that any of the Series D preferred stock is converted and the resulting common stock is sold, the market price of the common stock could decrease due to the increased number of shares then being sold in the public market. This, in turn, may lead to there being a proportionately greater number of shares of common stock issuable upon subsequent conversion of any remaining Series D preferred stock. As a result, other holders of common stock could experience substantial dilution, whether or not the shares of common stock issued upon conversion are sold following conversion. If the maximum number of 3,300,000 shares issuable upon conversion of the Series D preferred stock , including any shares of common stock issued, at Alpha's option, in payment of dividends on the Series D preferred stock, were to be issued and any shares of Series D preferred stock remained outstanding, the dividend rate on these remaining shares of Series D preferred stock would be increased to 15% per annum and would become payable in cash.

Under an agreement between Alpha and the selling stockholder, Alpha has agreed (i) to file the registration statement of which this prospectus is a part for the purpose of registering the potential resale of the shares issuable upon conversion of the Series D preferred stock, (ii) to bear all expenses of the registration and sale of the shares (other than any underwriting discounts and conversions) and
(iii) to indemnify the selling stockholder against some liabilities.

The selling stockholder does not have, and within the past three years has not had, any other material relationship with Alpha or any of its predecessors or affiliates.


                       PLAN OF DISTRIBUTION


The selling stockholder may offer and sell from time to time under this prospectus the shares received by the selling stockholder upon conversion of the Series D preferred stock. The selling stockholder will act independently of us, in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

The selling stockholder may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and the paragraphs that follow:

         on the Nasdaq National Market or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

         a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

         an over-the-counter distribution under the rules of the Nasdaq SmallCap Market;

         ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         in privately negotiated transactions.

In addition to the list above, the selling stockholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder. The selling stockholder may also sell our common stock short and redeliver the shares to close out short positions.

        The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling stockholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

        The selling stockholder may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling stockholder may sell shares of common stock
directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to
whom they sell as principal or both.   This compensation might be in
excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed
"underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

The selling stockholder may sell all or any part of the shares of common stock through an underwriter. Alpha is not aware of any agreement the selling stockholder may have entered into with a prospective underwriter and there is no assurance that the selling stockholder will enter into any agreement with a prospective underwriter. If the selling stockholder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

To comply with the securities laws of some states, the shares of common stock must be sold in some jurisdictions only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Alpha anticipates that the selling stockholder will offer for sale all of the shares being registered, to the extent that those shares are issued to the selling stockholder upon its conversion of the Series D preferred stock. See "Selling Stockholder." Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, any sales, or the possibility of sales, may depress the market price of the common stock.

Alpha will bear all costs and expenses of the registration of the selling shareholder's shares under the Securities Act and state securities laws. However, the selling shareholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of its shares.

          We have indemnified the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling stockholder, other than any underwriting discounts and selling commissions.

                                     LEGAL MATTERS

          Certain legal matters in connection with the shares of common stock being offered by this prospectus will be passed upon for Alpha by Parker Duryee Rosoff & Haft, a Professional Corporation, New York,
New York. Herbert F. Kozlov, a director of Alpha, is a member of this firm.

                                        EXPERTS

The consolidated financial statements included in Alpha's annual report on Form 10-K for the year ended December 31, 1999, which are incorporated in this prospectus by reference, have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report. The consolidated financial statements are incorporated in this prospectus by reference in reliance on the report of Rothstein, Kass & Company, P.C., given on the authority of that firm as experts in accounting and auditing.

                               ADDITIONAL INFORMATION ABOUT ALPHA

          Alpha files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois.
Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

Alpha has filed with the SEC a registration statement on Form
S-3 with respect to the common stock that may be sold under this
prospectus.   This prospectus does not contain all of the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC.
Copies of that registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows a company to "incorporate by reference" information it files with the SEC, which means that Alpha can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Alpha files later with the SEC will automatically update and supersede this information. Alpha incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the shares offered under this prospectus are sold.

(a) Alpha's annual report on Form 10-K for the fiscal year ended December 31, 1999;

(b) Alpha's quarterly report on Form 10-Q for the fiscal quarter ended March 31,2000;

(c) Alpha's current report on Form 8-K, as filed with the SEC on February 15, 2000;

(d) Alpha's current report on Form 8-K, as filed with the SEC on April 27, 2000; and

(e) Alpha's registration statement on Form S-1, as filed with the SEC on August 8, 1996 (with respect to the description of the common stock).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request, and Alpha will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but that are not delivered to you (other than exhibits to such documents that are not specifically incorporated by reference). You may request these copies by writing or telephoning Alpha at: Alpha Hospitality Corporation, 12 East 49th Street, New York, New York
10017, attention: Thomas W. Aro, telephone number (212) 750-3500.

              PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth Alpha's estimates of the expenses to be incurred by it in connection with the registration and sale of the common stock being offered hereby:

SEC Registration Fee ......................................   .$  4,382
Printing registration statement and other documents.......           --
Legal fees and expenses...........................................5,000*
Accounting fees and expenses....................................  2,500*
Miscellaneous expenses.........................................   4,000*
Total:                                                          $25,882

*Estimated


Item 15.  Indemnification of Directors and Officers.

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. Alpha's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to Alpha and its stockholders for monetary damages for breach of fiduciary duty as a director except (i) any breach of a director's duty of loyalty to Alpha or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of Alpha's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted Alpha and its stockholders.

Alpha's Certificate of Incorporation also provides that Alpha shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. Alpha has directors' and officers' liability insurance, and it may also enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to these persons to the fullest extent permitted by law.


Item 16.  Exhibits and Financial Statement Schedules.


Exhibit
Number         Description of Exhibits

  4(a)         Form of Common Stock Certificate of Alpha*
  4(b)         Certificate of Designation of Series D Preferred Stock**
  5            Opinion of Parker Duryee Rosoff & Haft, P.C.
  23(a)        Consent of Rothstein, Kass & Company, P.C.
  23(b)        Consent of Parker Duryee Rosoff & Haft, P.C.
                (included in Exhibit 5 hereof)
  24           Power of Attorney (included in the signature page of
                Part II of this Registration Statement)
 _______________________
* Incorporated by reference; filed with Alpha's Registration Statement filed on Form SB-2 (File No. 33-64236) with the
SEC on June 10, 1993 and as amended on September 30,
1993, October 25, 1993, November 2, 1993 and November 5,
1993. Such Registration Statement was further amended by Post Effective Amendment on August 20, 1999.

**   Incorporated by reference; filed with Alpha's Current Report on Form 8-K filed on February 15, 2000.

Item 17.  Undertakings.

The undersigned company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of Alpha's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange
Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Alpha pursuant to Item 15 of Part II of the Registration Statement, or otherwise, Alpha has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Alpha of expenses incurred or paid by a director, officer or controlling person of Alpha in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Alpha will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 11, 2000.

      ALPHA HOSPITALITY CORPORATION


By:        /s/ Stanley S. Tollman
               Stanley S. Tollman, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert
Steenhuisen and Thomas W. Aro, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



               Signature                   Title                Date

        /s/ Stanley S. Tollman    Chairman of the Board          May 11, 2000
            Stanley S. Tollman    and Chief Executive Officer
                                  (Principal Executive Officer)

       /s/ Thomas W. Aro          Vice President, Secretary      May 11, 2000
           Thomas W. Aro          and Director

       /s/ Robert Steenhuisen     Principal Account Officer      May 11, 2000
           Robert Steenhuisen

       /s/ Brett Tollman          Vice President and Director    May 11, 2000
           Brett Tollman

       /s/ Matthew B. Walker      Director                       May 11, 2000
           Matthew B. Walker

       /s/ Herbert F. Kozlov      Director                       May 11, 2000
           Herbert F. Kozlov

              EXHIBIT 5

 [LETTERHEAD OF PARKER DURYEE ROSOFF &
                 HAFT,
      A PROFESSIONAL CORPORATION]




May 11, 2000




Alpha Hospitality Corporation
12 East 49th Street
New York, New York 10017

Re:  Registration Statement on Form S-3 under the
Securities Act of 1933

Ladies and Gentlemen:

In our capacity as counsel to Alpha Hospitality
Corporation (the "Company"), a Delaware corporation, we have been asked to render this opinion in connection with a Registration Statement on Form S-3, being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities
Act of 1933, as amended, covering an aggregate of 3,300,000 shares (the "Shares") of Common Stock, $0.01 par value. The Shares are issuable upon conversion of up to 4,000 shares of Alpha's 7% Convertible Series D
Preferred Stock (the "Series D Preferred Stock").

In connection with, and as the basis for, the opinion we render herein, we have examined the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Certificate of Designations governing the Series D Preferred Stock (the "Certificate of
Designations"), the Registration Statement, corporate proceedings of the Company relating to the issuance of the Series D Preferred Stock, and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date in connection with the Series D Preferred Stock and the proposed issuance of the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when duly issued upon the due, timely and proper conversion of the Series D Preferred
Stock in accordance
with the Certificate of Incorporation,
as amended by the Certificate of Designations, will be duly and validly authorized and fully paid and non-assessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal
Matters" in the prospectus forming a part of the Registration Statement.

Very truly yours,



/s/ PARKER DURYEE ROSOFF & HAFT

Exhibit 23(a)



Rothstein, Kass & Company, P.C.







    CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of Alpha Hospitality Corporation on
Form S-3 of our report dated February 10, 2000, which appears in the annual report on Form 10-K of Alpha
Hospitality Corporation for the year ended December 31, 1999 and to the reference to our firm under the caption
"Experts" in the Prospectus.



/s/Rothstein, Kass & Company, P.C.






         ROSELAND, NEW JERSEY
             May 5, 2000.